UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 26, 2006

Kona Grill, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51491	20-0216690
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7150 E. Camelback Road, Suite 220, Scottsdale, Arizona		85251
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 922-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

On September 26, 2006, we entered into an Employment Agreement with Marcus E. Jundt to serve as our President and Chief Executive Officer. Under the agreement, Mr. Jundt’s annual base salary will be $300,000 and he will be eligible to receive an annual target incentive bonus of $150,000 based upon the attainment of certain objectives established by the Board of Directors and Mr. Jundt. Mr. Jundt will also be entitled to participate in all benefit plans maintained by the Company from time to time for the benefit of senior executive officers, according to the terms of such plans.

In addition, we granted to Mr. Jundt options to purchase 100,000 shares of the Company’s common stock pursuant to our 2005 Stock Award Plan at an exercise price of $16.40 per share, which was equal to 110% of the closing price per share of the Company’s common stock on September 26, 2006 (the date of grant). The options vest in accordance with the Company’s existing guidelines, with 25% of such options vesting on the grant date, and 25% vesting on each annual anniversary date thereafter.

If Mr. Jundt’s employment is terminated without cause or Mr. Jundt resigns for good reason, he will be entitled to receive (a) his base salary for 18 months, (b) medical and dental benefits for a period of up to 18 months, and (c) a payment equal to 150% of the most recent incentive bonus paid to Mr. Jundt. If Mr. Jundt’s employment is terminated without cause, all unvested stock options shall vest immediately and become exercisable.

The Employment Agreement is attached hereto as Exhibit 10.16.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

Exhibit
Number
10.16 Employment Agreement, dated as of September 26, 2006, between Kona Grill, Inc. and Marcus E. Jundt

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kona Grill, Inc.

September 28, 2006	By:	Mark S. Robinow

Name: Mark S. Robinow
Title: Executive Vice President, Chief Financial Officer, and Secretary

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Exhibit Index

Exhibit No.	Description

10.16	Employment Agreement, dated as of September 26, 2006, between Kona Grill, Inc. and Marcus E. Jundt